UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                               Staff Leasing, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                          Common Stock ($.01 par value)
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   0008523811
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                 January 1, 1999
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this schedule is filed:

                                [ ] Rule 13d-1 (b)
                                [X] Rule 13d-1 (c)
                                [ ] Rule 13d-1 (d)

------- ------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON  Compagnie Financiere de Paribas
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  _______________


------- ------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  ( )
                                                            (b)  (x)

------- ------------------------------------------------------------------------
 3      SEC USE ONLY

------- ------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
                 Republic of France
------------------------------------------------- ------- ----------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY   5      SOLE VOTING POWER        -0-(1)
EACH REPORTING PERSON WITH
                                        ------- --------------------------------
                                         6      SHARED VOTING POWER      -0-
                                        ------- --------------------------------
                                         7      SOLE DISPOSITIVE POWER   -0-(1)
----------------------------------------------- ------- ------------------------
                                         8      SHARED DISPOSITIVE POWER -0-
------- ------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0- (1)

------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                               ( )

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            -0- (1)
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

            00
------- ------------------------------------------------------------------------

(1) Compagnie Financiere de Paribas may be deemed to be the beneficial owner of the common stock of Staff Leasing reported herein through its ownership of Paribas. Such shares of Staff Leasing common stock are not included above so as to avoid double counting.

------- ------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON  Paribas
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  _______________


------- ------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  (  )
                                                            (b)  (x)

------- ------------------------------------------------------------------------
 3      SEC USE ONLY

------- ------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
                 Republic of France
------------------------------------------------- ------- ----------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY 5 SOLE VOTING POWER 2,746,891(2) EACH REPORTING PERSON WITH
                                      ------ -----------------------------------
                                       6     SHARED VOTING POWER          -0-
                                      ------ -----------------------------------
                                       7     SOLE DISPOSITIVE POWER 2,746,891(2)
                                      ------ -----------------------------------
                                       8     SHARED DISPOSITIVE POWER     -0-
------- ------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,746,891 (2)

------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                              ( )

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            12.2
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

            BK
------- ------------------------------------------------------------------------


(2) Consists of 1,323,521 shares of common stock owned by Paribas Principal Inc. ("Paribas Principal"), a wholly-owned subsidiary of Paribas, 425,000 shares of common stock owned by Paribas North America, Inc., a wholly-owned subsidiary of Paribas and warrants to purchase 998,370 shares of common stock held by Paribas Principal.

Item 1(a).  Name of Issuer:

                           Staff Leasing, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                           600 301 Boulevard West
                           Bradeton, Florida  34205

Item 2(a).  Name of Person Filing:

                           Compagnie Financiere de Paribas

Item 2(b).  Address of Principal Business Office or, if None, Residence:

                           787 Seventh Avenue
                           New York, NY  10019

Item 2(c).  Citizenship:

                           French

Item 2(d).  Title of Class of Securities:

                           Common Stock

Item 2(e).  CUSIP Number:

                           0008523811

Item 3.   If this statement is filed pursuant to Rules 13d-1(b),  or 13d-2(b) or
          (c), check whether the person filing is a:

          (a) [_] Broker or dealer registered under section 15 of the Act;

          (b) [_] Bank as defined in section 3(a)(6) of the Act;

          (c) [_] Insurance Company as defined in section 3(a)(19) of the Act;

          (d) [_] Investment   Company  registered  under  section  8  of  the
                  Investment Company Act of 1940;

          (e) [_] An  investment   adviser  in  accordance   with  Rule  13d-1
                  (b)(1)(ii)(E);

          (f) [_] An employee benefit plan, or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [_] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

          (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.  Ownership.

                  (a)  Amount beneficially owned:

                                    0 (3)

                  (b) Percent of class:

                                    0 (3)

                  (c) Number of shares as to which such person has:

                           (i)     Sole power to vote or to direct the vote:

                                            0 (3)

                           (ii)    Shared power to vote or to direct the vote:

                                            0

                           (iii) Sole power to dispose or to direct the disposition of:

                                            0 (3)

                           (iv)    Shared  power  to   dispose   or   to  direct
                                   the disposition of:

                                            0.

(3) Compagnie Financiere de Paribas may be deemed to be the beneficial owner of the common stock of Staff Leasing reported herein through its ownership of Paribas. Such shares of Staff Leasing common stock are not included above so as to avoid double counting.

Item 5.  Not applicable

Item 6.  Not applicable

Item 7.  Not applicable

Item 8.  Not applicable

Item 9.  Not applicable

Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

Item 1(a).  Name of Issuer:

                                    Staff Leasing, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                                    600 301 Boulevard West
                                    Bradeton, Florida  34205

Item 2(a).  Name of Person Filing:

                                    Paribas

Item 2(b).  Address of Principal Business Office or, if None, Residence:

                                    787 Seventh Avenue
                                    New York, NY  10019
 Item 2(c).  Citizenship:

                                    French

Item 2(d).  Title of Class of Securities:

                                    Common Stock

Item 2(e).  CUSIP Number:

                                    0008523811

Item 3.   If this statement is filed pursuant to Rules 13d-1(b),  or 13d-2(b) or
          (c), check whether the person filing is a:

               (a) [_] Broker or dealer registered under section 15 of the Act;

               (b) [_] Bank as defined in section 3(a)(6) of the Act;

               (c) [_] Insurance  Company as defined in section  3(a)(19) of the
                       Act;

               (d) [_] Investment  Company  registered  under  section 8 of  the
                       Investment Company Act of 1940;

               (e) [_] An  investment  adviser  in  accordance  with Rule  13d-1
                       (b)(1)(ii)(E);

               (f) [_] An employee benefit plan, or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) [_] A parent holding  company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               (h) [_] A savings  association  as defined in section 3(b) of the
                       Federal Deposit Insurance Act;

               (i) [_] A church plan that is excluded from the  definition of an
                       investment   company   under  section   3(c)(14)  of  the
                       Investment Company Act of 1940;

               (j) [_] Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1 (c), check this box. [X]

Item 4.  Ownership.

                           (a)  Amount beneficially owned:

                                            2,746,891 (4)

                           (b) Percent of class:

                                            12.2%

                           (c) Number of shares as to which such person has:

                                 (i)   Sole power to vote or to direct the vote:

                                            2,746,891 (4)

                                 (ii)  Shared  power to vote or to direct the
                                       vote:

                                                    0

                                (iii) Sole power to dispose or to direct the disposition of:

                                            2,746,891 (4)

                                 (iv) Shared power to dispose or to direct the disposition of:

                                                    0.


4 Consists of 1,323,521 shares of common stock owned by Paribas Principal Inc. ("Paribas Principal"), a wholly-owned subsidiary of Paribas, 425,000 shares of common stock owned by Paribas North America, Inc., a wholly-owned subsidiary of Paribas and warrants to purchase 998,370 shares of common stock held by Paribas Principal.

Item 5.  Not applicable

Item 6.  Not applicable

Item 7.  Not applicable

Item 8.  Not applicable

Item 9.  Not applicable

Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        COMPAGNIE FINANCIERE de PARIBAS

                                        By:  /s/ Herve Coufin
                                           -----------------------------
                                           Name:  Herve Coufin
                                           Title: Directoire

                                        PARIBAS

                                        By:  /s/ Gary Binning
                                           -----------------------------
                                           Name:  Gary Binning
                                           Title: Partner